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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                         (Amendment No. _____________)*

                            Click2Learn.Com, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    045927100
                        -------------------------------
                                 (CUSIP Number)

                                    10/06/99
                        -------------------------------
                          (Date of Event Which Requires
                           Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            / /    Rule 13d-1(b)
            /X/    Rule 13d-1(c)
            / /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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SEC 1745 (2/92)

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CUSIP No.     045927100           13G      Page    2     of      5      Pages
------------------------------                    -----         ----
                                          --------------------------------------

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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Marshall Capital Management, Inc.

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /

                                                                    (b) / /
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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                                5      SOLE VOTING POWER
                                       1,457,206

         NUMBER OF      --------------------------------------------------------
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    - 0 -
         OWNED BY
           EACH         --------------------------------------------------------
         REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                       1,457,206
           WITH
                        --------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       - 0 -

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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,457,206
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  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  / /*

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  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.9%
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  12      TYPE OF REPORTING PERSON

          CO
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1.

     (a)       Name of Issuer:
                Click2Learn.Com, Inc.

     (b)       Address of Issuer's Principal Executive Offices:

               110-110th Avenue NE

               Bellevue, WA  98004

     (a)       Name of Person Filing:

                Marshall Capital Management, Inc.

     (b)       Address of Principal Business Office:
               11 Madison Avenue,  N.Y., N.Y. 10010

     (c)       Citizenship:
               Delaware

     (d)       Title of Class of Securities:
               Common Stock

     (e)       CUSIP Number:
               045927100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a(n):

     (a) / / Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

     (b) / /   Bank as defined in Section 3(a)(6) of the Act  (15 U.S.C. 78c)

     (c) / / Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) / / Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8)

     (e) / / Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state.

     (f) / /   Employee Benefit Plan or Endowment Fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F)

     (g) / /   Parent Holding Company or Control Person in accordance with
               Section 240.13d-1(b)(ii)(G)

     (h) / / Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

     (i) / / Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j) / /   Group in accordance with Section 240.13d-1(b)(1)(ii)(J)

        If this statement is filed pursuant to Rule 13d-1(c), check this box /X/

Item 4.        Ownership

   ( 1 )       Marshall Capital Management, Inc.

     (a)       Amount Beneficially Owned:
               1,457,206

     (b)       Percent of Class:
               9.9%

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     (c) Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:
                           1,457,206

                   (ii)    shared power to vote or to direct the vote:
                           - 0 -

                  (iii)   sole power to dispose or to direct the disposition of:
                          1,457,206

                   (iv)    shared power to direct the disposition of:
                           - 0 -

Item 5.        Ownership of Five Percent or Less of a Class

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / / .

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

                    Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                   Not Applicable

Item 8.        Identification and Classification of Members of the Group

                   Not applicable

Item 9.        Notice of Dissolution of Group

               Not applicable

Item 10.       Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  10/19/99                                Marshall Capital Management, Inc.

                                               By:  /s/ Allan D. Weine

                                               Name: Allan D. Weine
                                               Title:  President

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